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                     January 11, 2023

       David Sachs
       Chief Financial Officer
       ImmunityBio, Inc.
       3530 John Hopkins Court
       San Diego, CA 92121

                                                        Re: ImmunityBio, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-37507

       Dear David Sachs:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences